Exhibit 99.1

PR Contact:	Investor Relations Contact:
Zac Rivera	John Stiles
zrivera@maloneyfox.com	investor-relations@puredepth.com
646-356-8312	314-994-0560

PureDepth™ Announces Thomas L. Marcus as Chairman of the Board

REDWOOD SHORES, California - May 22, 2007 - PureDepthTM, Inc. (OTC: PDEPE), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLDTM) technology, today announced the appointment of Thomas L. Marcus from independent director to the position of Chairman of the Board. Mr. Marcus replaces David Hancock, who remains as a director on the Board.

In addition, Mr. Marcus shall also work as an interim officer of the company with the company’s Chief Executive Officer, Mr. Fred Angelopoulos, on various strategic and corporate matters. Mr. Marcus and Mr. Angelopoulos will each report directly to the Board.

“I believe PureDepth has a tremendous opportunity to establish a new standard in three-dimensional display technology,” said Mr. Marcus. “I’m excited to participate actively with this dynamic company.”

Mr. Marcus is currently Executive Director with Newforth Partners, an M&A investment bank based in San Mateo, California. Previously, Mr. Marcus was the CEO of Everyone.net, a hosted services e-mail company. Mr. Marcus has also held executive positions at Flycast Communications, which went public in 1999 and was sold to CMGI for $2.3 billion in 2000, and Broderbund Software. Mr. Marcus was with Broderbund from 1986 through 1998 as Vice President of Business Development and General Counsel. He directed Broderbund’s successful 1991 IPO and its ultimate sale in 1998. He also led Broderbund’s affiliated label and international divisions.

Fred Angelopoulos said “Our team is looking forward to working closely with Tom. His experience, vision and knowledge are highly valued.”

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PureDepth Announces Thomas Marcus as Chairman - p.2

PureDepth’s MLD technology is an LCD layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation enabling users to simultaneously view two separate fields of data on one monitor. By overlaying two or more separate image planes within a single monitor, MLD provides true depth of vision and significantly enhances the visual experience with faster response to time-critical data and better assimilation and comprehension of data of any kind.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 46 approved and over 70 pending patents, this breakthrough in visualization is the first display technology that provides Actual DepthTM. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepthTM, MLDTM and Actual DepthTM are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.